Exhibit 5.4

[Quarles & Brady LLP Letterhead]

December 3, 2010

CB Richard Ellis Group, Inc.

CB Richard Ellis Services, Inc.

11150 Santa Monica Boulevard

Suite 1600

Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to The Polacheck Company, Inc., a Wisconsin corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), CB Richard Ellis Services, Inc., a Delaware corporation and subsidiary of the Company (the “Issuer”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $350,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 (the “Exchange Notes”) and the issuance by the Company, the Guarantor and the other guarantors of guarantees (the “Guaranties”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guaranties are issued as provided in, an indenture dated as of October 8, 2010 (as supplemented on November 10, 2010, the “Indenture”), among the Issuer, the Company, the other guarantors named therein (including the Guarantor) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Issuer will offer the Exchange Notes and the Guaranties in exchange for $350,000,000 aggregate principal amount of its outstanding 6.625% Senior Notes due 2020 and the related guaranties.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, the Issuer and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Issuer’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the other guarantors named therein (excluding the Guarantor) and the Trustee.

CB Richard Ellis Group, Inc.

CB Richard Ellis Services, Inc.

December 3, 2010

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) based solely on a certificate from the Wisconsin Department of Financial Institutions, the Guarantor is validly existing as a corporation under the laws of the State of Wisconsin, has filed an annual report with the Department of Financial Institutions within its most recently completed report year, and has not filed articles of dissolution;

(2) the Guarantor has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder;

(3) the Guarantor has duly authorized, executed and delivered the Indenture;

(4) the Guaranty (as provided in the Indenture) of the Guarantor has been duly authorized and issued by the Guarantor;

(5) the execution and delivery by the Guarantor of the Indenture and its performance of its obligations thereunder have not and will not result in any violation of (a) its articles of incorporation or bylaws or (b) any Wisconsin statute or any rule or regulation issued pursuant to any Wisconsin statute or any order identified to us by the Guarantor and issued by any court or governmental agency or body (it being understood that we have not undertaken any independent investigation to determine the existence or absence of such facts); and

(6) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described in the Registration Statement, the Guaranty of the Guarantor will constitute the valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. We do not express any opinion concerning any law other than the laws of the State of Wisconsin and the federal laws of the United States of America. We express no opinion as to compliance by the Guarantor with federal or Wisconsin laws, statutes and regulations generally applicable to the conduct of its business or as to consents, approvals or other actions by federal or Wisconsin regulatory authorities generally required for the conduct of its business. We also express no opinion herein as to (a) securities or blue sky disclosure laws or regulations; (b) antitrust or unfair competition laws or regulations; (c) tax or racketeering laws or regulations; or (d) local laws, regulations or ordinances.

We are not opining on matters of New York law, which governs the Indenture; we understand that your counsel, Simpson Thacher & Bartlett LLP, is opining on certain other matters in connection with the filing of the Registration Statement (including matters governed under New York law), and the foregoing opinions may be relied upon by such counsel in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Quarles & Brady LLP QUARLES & BRADY LLP